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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:      Jerry W. Nix, Executive Vice President - Finance
              (770) 612-2048


                             GENUINE PARTS COMPANY
                      DECLARES REGULAR QUARTERLY DIVIDEND
                         AND ANNOUNCES OFFICER CHANGES


Atlanta, Georgia, April 19, 2004 -- The Board of Directors of Genuine Parts Company (NYSE: GPC) declared a regular quarterly cash dividend of 30 cents per share on the Company's common stock.

The dividend is payable July 1, 2004 to shareholders of record June 11, 2004.

The Board of Directors also approved the following corporate officer changes. Frank M. Howard was elected to the position of Senior Vice President and Treasurer. Mr. Howard has 26 years of service with the Company and was previously Vice President and Treasurer of the Company. In addition, Carol B. Yancey was elected to the position of Vice President - Finance and Corporate Secretary. Ms. Yancey has 13 years of service with the Company and was previously Vice President and Corporate Secretary.

ABOUT GENUINE PARTS COMPANY

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico. Genuine Parts Company had 2003 revenues of $8.4 billion.

Various statements in this release may constitute forward-looking statements. Actual results may differ materially from those indicated as a result of various important factors, which are discussed in Genuine Parts Company's most recent Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.


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